EXHIBIT 10.18


                         RUSSELL-STANLEY HOLDINGS, INC.
                               230 HALF MILE ROAD
                               RED BANK, NJ 07701


                                                                   July 23, 1997

Mr. Mark Daniels
Container Management Services, Inc.
P.O. Box 1148
1071 Holland Road
Simpsonville, SC 29681


Dear Mark:

                  In order to provide you with additional incentive to remain President of Container Management Services, Inc. ("CMS"), a wholly owned subsidiary of Russell-Stanley Holdings, Inc. (the "Company"), the Company hereby agrees to provide you with the compensation provided herein, in addition to the benefits provided in the Employment Agreement between yourself and the Company dated the date hereof (the "Employment Agreement").

                  The Company agrees to pay you the sum of $770,000 on each of the first, second and third anniversaries of this Agreement. In the event that your employment is terminated (i) by the Company without Cause (as defined in the Employment Agreement), (ii) as a result of your death or Permanent Disability (as defined in the Employment Agreement), or (iii) by you within 30 days after the Company has substantially reduced your base salary, the Company will continue to make the payments provided herein so long as you do not breach the covenants contained in Section 13 of the Employment Agreement. In the event that your employment is terminated under any other circumstances, the Company shall not be obligated to make any of the remaining payments contained in this Agreement and this Agreement shall be null and void.

                  As consideration for the Company agreeing to make the payments described above and subject to the provisions described above, you agree: (i) to remain an employee of the Company and CMS until the third anniversary of the date hereof, (ii) to perform your duties for the Company and CMS to the best of your abilities, and (iii) to abide by the terms of the Employment Agreement, including, but not limited to, the provisions of Section 13 thereof.

                  Any money paid pursuant to this Agreement shall not be taken into account as compensation for purposes of any retirement plans, be they qualified or otherwise, of the Company or CMS.

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                  This   Agreement   shall  be  construed  and   interpreted  in
accordance with the laws of the State of New York, without reference to rules relating to conflicts of law, and the parties hereto submit to the exclusive jurisdiction of the courts of the State of New York for the purpose of any actions or proceedings that may be required to enforce any provision of this Agreement.

                  This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreements or understandings between the Company or any of its affiliates, and yourself with respect to the subject-matter herein, other than the Employment Agreement.

                  This Agreement may only be amended by written agreement of the parties hereto.

                  Two signed copies of this Agreement have been enclosed, please sign them and return one to us as soon as possible for our records.

Russell-Stanley Holdings, Inc.


By: /s/ Daniel W. Miller                         /s/ Mark Daniels
     Name: Daniel W. Miller                      Mark Daniels
     Title: Senior Vice President and CFO